UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AVIRAGEN THERAPEUTICS, INC.
(Name of Registrant as Specified in Its Charter)

DIGIRAD CORPORATION EAST HILL MANAGEMENT COMPANY, LLC THOMAS M. CLAY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Digirad Corporation, East Hill Management Company, LLC and Thomas M. Clay, together with certain other participants in the solicitation (collectively, the “Concerned Aviragen Shareholders Group” or the “CAS Group”), has filed a definitive proxy statement (the “CAS Proxy Statement”) and an accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes against the proposed merger between Aviragen Therapeutics, Inc., a Delaware corporation (the “Company”) and Vaxart, Inc., a Delaware corporation (“Vaxart”) at the special meeting of stockholders of the Company originally scheduled to be held on February 6, 2018 and adjourned to February 9, 2018 and further adjourned to February 13, 2018 (the “Special Meeting”).

The Definitive Additional Materials filed herein on Schedule 14A (the “DFAN”) updates and supplements the CAS Proxy Statement, filed by the CAS Group with the SEC, on January 23, 2018 and mailed by the CAS Group to the Company’s stockholders on or about January 23, 2018. The information contained in this DFAN is incorporated by reference into the CAS Proxy Statement and should be read in conjunction with the CAS Proxy Statement. To the extent that information in this DFAN differs from or updates information contained in the CAS Proxy Statement, this information in this DFAN shall supersede or supplement the information in the CAS Proxy Statement, as applicable.

On February 9, 2018, the CAS Group issued the following press release, which was also posted to www.icommaterials.com/CAS:

CAS GROUP SUPPORTS IMPROVED VAXART MERGER AND ENTERS INTO AGREEMENT WITH AVIRAGEN

SUWANEE, GA & PETERBOROUGH, NH, February 9, 2018 – Digirad Corporation, East Hill Management Company, LLC, and Thomas M. Clay (collectively with certain other participants in the solicitation, the “Concerned Aviragen Shareholders Group”, the “CAS Group”, “we” or “us”), who are significant stockholders of Aviragen Therapeutics, Inc., a Delaware corporation (“Aviragen”, “AVIR” or the “Company”) (NASDAQ: AVIR), with collective beneficial ownership of approximately 8.3% of AVIR’s outstanding shares of common stock (the “Common Stock”), today announced that it has carefully reviewed and considered the improved terms of the proposed merger (the “Merger”) between the Company and Vaxart, Inc. (“Vaxart”) recently announced by the Company and that, in light of these recent developments, the CAS Group is now in support of the Merger. The Company previously announced that the special meeting (the “Special Meeting”) of Aviragen stockholders, originally scheduled for February 6, 2018, was adjourned to February 9, 2018. We anticipate that the Company will further adjourn the Special Meeting to February 13, 2018. The new deal terms were set forth in the Amendment No. 1 to the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2017 (as amended and may be amended, modified or amended and restated from time to time, the “Merger Agreement”), by and among the Company, Agora Merger Sub, Inc. and Vaxart, filed by the Company with the U.S. Securities and Exchange Commission on February 7, 2018.

The CAS Group also announced that it has entered into a Settlement Agreement (the “Agreement”) with the Company and Vaxart in connection with the Special Meeting. Pursuant to the Agreement, among other things, the CAS Group agreed at the Special Meeting to exercise all of the voting rights of the shares of Common Stock held by the CAS Group (a) in favor of the issuance of shares of Common Stock to the stockholders of the Vaxart pursuant to the terms of the Merger Agreement and (b) in favor of the reverse stock split and (c) otherwise in accordance with the recommendation of the board of directors of Aviragen (the “Board”) on each other proposal set forth in the Company’s proxy statement. In addition, pursuant to the Agreement, the CAS Group withdrew its nomination of directors in connection with the next annual meeting of stockholders of the Company and agreed to vote all shares of Common Stock held by the CAS Group at the Annual Meeting in favor of the directors nominated for election by the Board. Pursuant to the Agreement, the Company agreed to reimburse the CAS Group for its reasonable out-of-pocket expenses in connection with, among other things its solicitation in connection with the Special Meeting, not to exceed $200,000.

The CAS Group will vote all proxies it has received from Aviragen stockholders at the Special Meeting pursuant to the instructions provided by such stockholders.

YOU MAY REVOKE ANY PROXY BY SIGNING, DATING AND RETURNING A NEW PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE SPECIAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING TO THE CAS GROUP, C/O INVESTORCOM, WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF AVIRAGEN, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of the CAS Group’s proxy materials,

please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302

New Canaan, CT  06840

Shareholders call toll free at (877) 972-0090

Banks and Brokers may call collect at (203) 972-9300

You may find more information at:

www.icommaterials.com/CAS

About Digirad Corporation

Digirad delivers convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad’s diverse portfolio of mobile healthcare solutions and diagnostic imaging equipment and services, provides hospitals, physician practices, and imaging centers through the United States access to technology and services necessary to provide exceptional patient care in the rapidly changing healthcare environment. For more information, please visit www.digirad.com.

About East Hill Management Company

East Hill Management Company, LLC is a registered investment adviser with the U.S. Securities and Exchange Commission.

Investor Contact:

John Glenn Grau

InvestorCom

(203) 295-7841

jgrau@investor-com.com